iShares Trust

Screen #2 attachment for funds beyond series 99

118        ISHARES MSCI EAFE SMALL CAP INDEX FUND              N
120            ISHARES MSCI KOKUSAI INDEX FUND                                                                                                            N
121            ISHARES FTSE DEVELOPED SMALL CAP ex-N.AMERICA N
128 ISHARES ACWI INDEX FUND                                                                                                            N
129        ISHARES ACWI EX US INDEX FUND         N
130            ISHARES FTSE CHINA (HK LISTED)INDEX FUND N

Please visit the iShares website for the most recent shareholder report if you need more information on any series higher than series 99. http://www.ishares.com/library/docs/annual_reports.htm